[LETTERHEAD]


FOR IMMEDIATE RELEASE                            For further information:
                                                 Cynthia A. Bond
                                                 Director, Investor Relations
                                                 (212) 407-9126


                 SFX BROADCASTING INCREASES CONSIDERATION FOR
                           MULTI-MARKET RADIO MERGER

NEW YORK, July 30, 1996 -- SFX Broadcasting, Inc. (NASDAQ: SFXBA) today announced that it had increased the consideration to be paid in connection with its acquisition through merger of Multi-Market Radio, Inc. (NASDAQ:
RDIOA) to $12.00 per share payable in SFX common stock in a tax-free transaction. In all other material respects, the merger agreement remains unchanged. In particular, MMR shareholders will continue to receive increased consideration in the event and to the extent that the price of common shares of SFX should increase above $42.00 per share prior to the effective date of the transaction.

Robert F. X. Sillerman, Executive Chairman of the Board of SFX, indicated that the decision to increase the consideration payable to MMR shareholders was reached following a series of discussions with certain shareholders of MMR. The shareholders have agreed to vote these shares in favor of the transaction. Management believes this brings to over fifty percent the shares to be voted in favor of the merger. The increase in the merger consideration has been approved by the special committees of both SFX and MMR as well as by each company's full Board of Directors.

Mr. Sillerman said, "While we at SFX believe the offer of $11.50 in a tax-free reorganization to have been an exceedingly fair offer to the MMR shareholders, the strong performance of SFX's stock and the fact that the increase in consideration insures the willing participation of several of the largest institutional shareholders of MMR, mitigated in favor of the increase. The increase in consideration and the related enthusiasm for the transaction expressed by the major shareholders is an important step in ensuring consummation of the transaction, which is important for the long-term benefit of all MMR's shareholders."


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